Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

THE SPECIAL VOTING PREFERRED STOCK

OF

CLAYTON WILLIAMS ENERGY, INC.

Pursuant to the General Corporation Law of the State of Delaware

Clayton Williams Energy, Inc., a Delaware corporation (the “Corporation”), hereby certifies, that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Second Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board has duly adopted the following resolutions.

RESOLVED, that, pursuant to Section 1 of Article IV of the Certificate of Incorporation (which authorizes a total of 3,000,000 shares of preferred stock, $0.10 par value per share (the “Preferred Stock”)), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SPECIAL VOTING PREFERRED STOCK

Section 1.              Designation, Amount and Par Value.  The series of Preferred Stock shall be designated as the “Special Voting Preferred Stock” and the number of shares so designated shall be 3,500. The shares of the Special Voting Preferred Stock shall have a par value of $0.10.

Section 2.              Definitions.  The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time).

(a)           “Affiliate” shall have the meaning set forth in Section 6.

(b)           “Board” shall have the meaning set forth in the preamble.

(c)           “Board Election Termination Date” shall mean the earlier of the date upon which (i) the Warrants remain unexercised in respect of less than 20% of the Warrant Shares in the aggregate and (ii) the Warrant Shares issuable upon the exercise of Warrants held by the Initial Holders, their respective Affiliates and any other permitted transferees under Section 6 constitute less than 20% of the Warrant Shares in the aggregate.

(d)           “Business Days” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

(e)           “Bylaws” shall have the meaning set forth in Section 4(a).

(f)            “Certificate of Designation” shall have the meaning set forth in the preamble.

(g)           “Certificate of Incorporation” shall have the meaning set forth in the preamble.

(h)           “Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

(i)            “Common Stock” shall mean the common stock, par value $0.10 per share, of the Corporation.

(j)            “Competitor” shall mean any entity that is an operating company which directly engages in the exploration for and production of oil and natural gas (it being agreed that “Competitor” shall not include (i) any entity whose primary business is to be a lender, investor or similar venture and (ii) the Initial Holders or any affiliated entities of the Initial Holders solely as a result of loans to, or investments in, such entities, in each case with respect to the preceding clauses (i) and (ii) whether or not such entities are indirectly engaged in the exploration for and production of oil and natural gas as a result of having made such loans or investments).

(k)           “Corporation” shall have the meaning set forth in the preamble.

(l)            “D&O Insurance” shall have the meaning set forth in Section 5.

(m)          “Holders” shall mean the Initial Holders and the Subsequent Holders.

(n)           “Initial Holders” shall mean the purchasers of shares of Special Voting Preferred Stock pursuant to the Purchase Agreement.

(o)           “Issue Date” shall mean the first date on which shares of the Special Voting Preferred Stock are issued by the Corporation.

(p)           “NYSE” shall mean The New York Stock Exchange, Inc.

(q)           “Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

(r)            “Preferred Director” shall have the meaning set forth in Section 4(b)(i).

(s)            “Preferred Stock” shall have the meaning set forth in the preamble.

(t)            “Purchase Agreement” shall mean that certain Warrant and Preferred Stock Purchase Agreement dated as of March 8, 2016 between the Corporation and AF IV Energy LLC, a Delaware limited liability company.

(u)           “Redemption Price” shall mean $1.00 per share of Special Voting Preferred Stock.

(v)           “Special Voting Preferred Stock” shall have the meaning set forth in Section 1.

(w)          “Stockholders” shall mean the stockholders of the Corporation.

(x)           “Subsequent Holders” shall mean any holder of Special Voting Preferred Stock as a result of transfer or assignment pursuant to Section 6.

(y)           “Warrant Shares” shall mean 2,251,364 shares (subject to adjustment pursuant to the Warrants) of the Corporation’s Common Stock issuable or issued upon exercise of the Warrants.

(z)           “Warrants” shall mean, in connection with the transactions contemplated by the Purchase Agreement, those certain warrants granted to the Initial Holders, which provide the Initial Holders the right to purchase Warrant Shares.

Section 3.              Dividends.  The Holders of record of the shares of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

Section 4.              Voting Rights.  The Holders of the Special Voting Preferred Stock shall have the following voting rights:

(a)           General.  Unless otherwise provided by any Federal or state law, the Corporation’s Certificate of Incorporation, the restated bylaws of the Corporation, as amended to date (the “Bylaws”), or other provisions of Section 4 hereof, the Holders shall not have the right to vote for the election of directors or on any other matters presented to the Stockholders for action by their written consent or at any annual or special meeting of the Stockholders.

(b)           Election of Directors.

(i)            Subject to the other provisions of this Section 4(b)(i), (A) for so long as the Initial Holders, their respective Affiliates and any other permitted transferees under Section 6 hold unexercised Warrants in respect of greater than or equal to 50% of the Warrant Shares in the aggregate, the Holders, voting exclusively and separately as a class, shall be entitled to elect two (2) members of the Board and (B) for so long as the Initial Holders, their respective Affiliates and any other permitted transferees under Section 6 hold unexercised Warrants in respect of less than 50% but greater than or equal to 20% of the Warrant Shares in the aggregate, the Holders, voting exclusively and separately as a class, shall be entitled to elect one (1) member of the Board (each member of the Board elected in accordance with this section, a “Preferred Director”).  Preferred Directors shall be elected by Holders of a majority of the issued and outstanding shares of Special Voting Preferred Stock at each annual meeting of Stockholders of the Corporation, with each Preferred Director serving a term of office expiring at the earliest of the next annual meeting of Stockholders, the Board Election Termination Date or the death, resignation or removal of such Preferred Director; provided that the initial term of each initial Preferred Director shall commence on the earlier of (1) the fifth Business Day following the date on which the Corporation files with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2015 and (2) March 31, 2016. Each Preferred Director shall not be prohibited from serving as a director pursuant to any applicable law (including, without limitation, the Securities and Exchange Act of 1934, as amended, and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Corporation’s Common Stock is listed or admitted to trading (the “Qualification Requirement”).  In addition, at least one Preferred Director shall satisfy the independence requirements of the NYSE or any other national securities exchange on which the Corporation’s Common Stock is listed or admitted to trading, as determined in the good faith, reasonable judgment of the Corporation.  Further, the Holders have the option and right (but not the obligation) to designate one Preferred Director to serve on one or more committees of the Board without limitation; provided that such Preferred Director meets the applicable independence requirements contemplated by the preceding sentence and any Qualification Requirement applicable to such committee. At any meeting held for the purpose of electing a Preferred Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Special Voting Preferred Stock shall constitute a quorum for the purpose of electing such Preferred Director.

(ii)           Subject to the other provisions of this Section 4, the initial Preferred Directors elected by the Holders shall serve as the Preferred Directors until the expiration of their term of office or such earlier time as the Holders elect to replace the initial Preferred Directors or any successors thereof upon prompt written notice to the Corporation; provided that prior to electing the initial Preferred Directors or any successors thereof, the Holder must provide the Corporation with a reasonable opportunity for the Board and the Nominating and Governance Committee thereof to determine compliance with the provisions of Section 4(b)(i) hereof.

(iii)          In the event that (A) the number of Preferred Directors serving on the Board at any given time exceeds the number of Preferred Directors that the Holders are entitled to elect pursuant to Section 4(b)(i), or (B) one or more of the Preferred Directors fails to satisfy the Qualification Requirement, the Holders agree promptly upon (and in any event within five Business Days following) receipt of a written request from the Corporation, to cause the Preferred Director who at any given time is disqualified from serving on the Board pursuant to clause (A) or (B) of this Section 4(b)(iii), to resign from the Board and any applicable committee thereof effective immediately or to cause such Preferred Director to be removed from the Board in accordance with Section 4(b)(iv).

(iv)          Any Preferred Director may be removed for cause or otherwise by, and only by, the affirmative vote of the Holders holding a majority of the issued and outstanding shares of Special Voting Preferred Stock, given either at a special meeting of the Holders duly called for that purpose or pursuant to a written consent of the Holders.  In the event of the resignation, death or removal (for cause or otherwise) of any Preferred Director from the Board or any committee thereof, the Holders shall have the right for the ensuing 90 days, or such longer period as agreed to by the Board, subject to the other provisions of this Section 4, to elect a successor Preferred Director to the Board to fill the resulting vacancy on the Board or any applicable committee thereof. In the event that the Holders fail to fill the resulting vacancy on the Board in accordance with the time periods set forth in the preceding sentence, the Board, upon recommendation from the Nominating and Governance Committee, shall have the right to retain the resulting vacancies on the Board or designate an individual or individuals recommended by the Nominating and Governance Committee to fill such vacancies, in each case until the Holders elect a successor Preferred Director to the Board to fill the resulting vacancy on the Board or any applicable committee thereof or, to the extent such vacancies have been filled by the Board, to replace each individual designated by the Board to fill the resulting vacancies with a successor Preferred Director, which election may occur at any time and in the Holders’ sole discretion subject to the other provisions of this Section 4.

Section 5.              Indemnification.  At all times while a Preferred Director is serving as a member of the Board and any applicable committee thereof, and following any such Preferred Director’s death, resignation, removal or other cessation as a director in such former Preferred Director’s capacity as a former director, such Preferred Director shall be entitled to all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board (including entry into a director indemnification agreement on terms similar to agreements previously entered into with the Corporation’s directors), provided that the Holders’ obligation, if any, to indemnify or advance expenses to any Preferred Director is intended to be secondary to any such obligation of, and shall be reduced by, any amount such Preferred Director may collect as indemnification or advancement from the Corporation or any if its subsidiaries.  In addition, unless otherwise determined by the Board with the Preferred Directors unanimously concurring, the Corporation shall purchase and maintain (or reimburse the Preferred Director for the cost of) insurance with financially sound and reputable insurers (“D&O Insurance”), on behalf of the Preferred Director, against any liability that may be asserted against, or expense that may be incurred by, such Preferred Director in connection with the Corporation’s activities or such Preferred Director’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Preferred Director against such liability under the provisions of the Corporation’s governing documents, as they may be amended from time to time.  Such D&O Insurance shall provide coverage customary for companies similarly situated to the Corporation and, in any event, each Preferred Director shall receive coverage that is no worse than that of any other member of the Board.  While serving as a Preferred Director, such Preferred Director shall be entitled to compensation commensurate with that of similarly situated (i.e., independent, employee or non-employee affiliate) members of the Board and reimbursement for reasonable expenses consistent with the Corporation’s policies applicable to other similarly situated Directors.  A Preferred Director shall have the right to assign to an affiliate of the Holders such compensation and reimbursement to which the Preferred Director would be entitled as described in the preceding sentence.

Section 6.              Transfer Restrictions.  Other than transfers to an Affiliate of an Initial Holder (which shall not require the consent of the Corporation), the shares of the Special Voting Preferred Stock may not be transferred or assigned, in whole or in part, by the Holders directly or indirectly (including by way of direct or indirect transfers of equity interests in such Persons) without the prior written consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed.  Without limiting any other reason for the Corporation to withhold consent, it will be deemed reasonable for the Corporation to withhold consent to the transfer or assignment of shares of Special Voting Preferred Stock to a Competitor.  For purposes of this Section 6, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Section 7.              Preferred Stock Protective Provisions.  During the period commencing on the Issue Date and ending on the Board Election Termination Date, the Corporation shall not, at any time or from time to time following the Issue Date, without the prior affirmative vote or written consent of the Holders of a majority of the issued and outstanding shares of Special Voting Preferred Stock:

(a)           Change, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation, whether by merger, consolidation or otherwise, or create a new series of Preferred Stock or issue any other securities, to the extent any such action would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the Holders of the Special Voting Preferred Stock or the qualifications, limitations or restrictions of the Holders of the Special Voting Preferred Stock; or

(b)           Increase or decrease the authorized number of members of the Board, such that the Board shall consist of more or less than seven (7) directors, including any Preferred Directors.

Section 8.              Liquidation.  Upon completion of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of record of each share of the Special Voting Preferred Stock shall be entitled to receive $1.00 for each such share.

Section 9.              Corporate Opportunity.   During the period commencing on the Issue Date and ending on the Board Election Termination Date, the Holders, the Preferred Directors and their respective affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation, and the Corporation, the Board and their respective affiliates shall have no rights in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Corporation, shall not be deemed wrongful or improper.  To the extent permitted by applicable law, none of the Holders, Preferred Directors or their respective affiliates shall be obligated to present any investment opportunity to the Corporation even if such opportunity is of a character that the Corporation or any of its respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, in each case unless such investment opportunity is presented in writing to such Preferred Director or his or her affiliates in his or her capacity as a director of the Corporation, and, subject to the foregoing, each of the Holders, the Preferred Directors or their respective affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such corporate opportunity.

Section 10.            Redemption.

(a)           Redemption by the Corporation. The shares of Special Voting Preferred Stock may be redeemed by the Corporation, in whole and not in part, for the Redemption Price in accordance with this Section 10 following the Board Election Termination Date.

(b)           Notice of Redemption.  Notice of redemption of the Special Voting Preferred Stock specifying the redemption date shall be given to the Holders of the shares of Special Voting Preferred Stock to be redeemed at their respective last address appearing on the books of the Corporation. Such mailing shall be no more than 30 days following the Board Election Termination Date. Any notice mailed as provided in this Section 10(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to such Holder shall not affect the validity of the proceedings for the redemption.

(c)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside for payment by the Corporation, then on and after the redemption date the shares of Special Voting Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of a Holder to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holder of any share of Special Voting Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such share.

(d)           Involuntary Redemption. Other than as set forth in Section 10(a) above, the shares of Special Voting Preferred Stock shall not be subject to redemption by the Corporation without the prior written consent of the Holders of a majority of the issued and outstanding shares of Special Voting Preferred Stock.

(e)           Tender of Certificates. Upon any redemption of the Special Voting Preferred Stock in accordance with this Section 10, the Holders of shares of Special Voting Preferred Stock shall tender to the Corporation any certificates representing shares of Special Voting Preferred Stock.

(f)            Status of Redeemed Special Voting Preferred Stock.  The Special Voting Preferred Stock, upon its redemption in accordance with this Section 10, shall become an authorized but unissued share of Preferred Stock and may not be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

Section 11.            Additional Provisions.

(a)           The effective date of this Certificate of Designations shall be the date upon filing.

(b)           The Special Voting Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation or Certificate of Designation.

Section 12.            Headings.  The headings of the sections of the Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 13.            Amendment/Alteration.  This Certificate of Designation may not be amended or varied by the Corporation or Stockholders unless the Holders of a majority of the issued and outstanding shares of Special Voting Preferred Stock consents to such amendment or variation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and attested by the undersigned this 15th day of March, 2016.

By:	/s/ Michael L. Pollard
Name:	Michael L. Pollard
Title:	Senior Vice President

[Signature Page to Certificate of Designation]